Exhibit 10.1

CREDIT AGREEMENT

by and among

TPG SPECIALTY LENDING, INC.

as Administrative Agent and Sole Lead Arranger,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

POWER SOLUTIONS INTERNATIONAL, INC.

as Parent,

and

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO

as Borrowers

Dated as of June 28, 2016

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate
Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Locations of Borrowing Base Inventory and Equipment
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.24	Location of Inventory
Schedule 4.26	Real Estate
Schedule 4.27	Insurance
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of June 28, 2016, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), TPG SPECIALTY LENDING, INC., a Delaware corporation (“TSL”), as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”), TSL, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation (“Parent”), PROFESSIONAL POWER PRODUCTS, INC., an Illinois corporation (“PPPI”), POWERTRAIN INTEGRATION ACQUISITION, LLC, an Illinois limited liability company (“PIA”), BI-PHASE TECHNOLOGIES, LLC, a Minnesota limited liability company (“BPT”), and the other Persons from time to time party hereto as borrowers (such Persons together with Parent, PPPI, PIA and BPT, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

WHEREAS, the Lenders have agreed to extend a credit facility to Borrowers consisting of a term loan in an aggregate principal amount not to exceed $60,000,000; and

WHEREAS, Borrowers have agreed to secure all of their obligations in respect of such term loan by granting to Agent, for the benefit of the Lenders, a first priority Lien on substantially all of their assets (subject to the prior preferred Lien of ABL Agent in the ABL Priority Collateral pursuant to the terms of the Intercreditor Agreement).

NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that Agent, Borrowers and the Required Lenders will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon by Agent, Borrowers, and the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries that are Loan Parties on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or Accounting Standards Codification 825) (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid and (b) the receipt by Agent of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations. Any reference herein to any Person shall be construed to include such

Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Each of the definitions contained herein that are defined by reference to the ABL Credit Agreement shall continue to be defined as defined in the ABL Credit Agreement (1) unless otherwise specified, regardless of any amendments, waivers or other modifications to the ABL Credit Agreement after the date hereof and (2) regardless of whether or not the ABL Credit Agreement remains in effect.

1.5. Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in New York City, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1. [Intentionally Omitted].

2.2. Term Loan.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a term loan (collectively, the “Term Loan”) to Borrowers in an amount not to exceed the lesser of:

(i) such Lender’s Term Loan Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the Borrowing Base as of the Closing Date.

(b) Anything to the contrary in this Section 2.2 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, and other Reserves against the Borrowing Base. The amount of any Receivable Reserve, Inventory Reserve, or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.

(c) The principal of the Term Loan shall be repaid in payments of (i) $375,000 on the last Business Day of each fiscal quarter of Parent, commencing on September 30, 2017, and ending on June 30, 2018 and (ii) $750,000 on the last Business Day of each fiscal quarter of Parent ending thereafter. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (A) the Maturity Date, and (B) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

2.3. Borrowing Procedures and Settlements.

(a) [Intentionally Omitted].

(b) [Intentionally Omitted].

(c) [Intentionally Omitted].

(d) Protective Advances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time after the occurrence and during the continuance of an Event of Default, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make such disbursements and advances to, or for the benefit of, Borrowers, on behalf of the Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (disbursements and advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Each Protective Advance shall be deemed to be a Loan hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(e) Settlement. Notwithstanding anything in this Agreement to the contrary, Agent and the Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) for itself, with respect to the outstanding Protective Advances, and (2) with respect to Borrowers’ or any other Loan Party’s payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 3:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the

Protective Advances made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Protective Advances as of a Settlement Date, then Agent shall, by no later than 1:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Protective Advances, and (z) if the amount of the Protective Advances made by a Lender is less than such Lender’s Pro Rata Share of the Protective Advances as of a Settlement Date, such Lender shall no later than 1:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Protective Advances. Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the Protective Advances. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances for the account of Agent are outstanding, may pay over to Agent, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Loans, for application to the Protective Advances. During the period between Settlement Dates, Agent with respect to Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Loans and Protective Advances owing to Agent and each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders. Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to (A) each Non-Defaulting Lender ratably in accordance with their Pro Rata Share (but, in each case, only to the extent that such

Defaulting Lender’s portion of a Protective Advance was funded by such other Non-Defaulting Lender), and (B) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (J) of Section 2.4(b)(ii). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender”; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

2.4. Payments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 3:00 p.m. on the date specified herein. Any payment received by Agent later than 3:00 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Obligation to which a particular fee or expense relates. Subject to Section 2.2(c), Section 2.4(b)(iv), Section 2.4(d)(ii), Section 2.4(e), and Section 2.4(f), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, ratably, to pay interest accrued in respect of the Term Loan until paid in full,

(H) eighth, ratably, to pay the principal of the Term Loan until paid in full,

(I) ninth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(J) tenth, ratably, to pay any Obligations owed to Defaulting Lenders; and

(K) eleventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Termination of Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan on the Closing Date.

(d) Optional Prepayments. At any time after December 31, 2017, Borrowers may, upon at least 10 Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(d) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal due on the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(e) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, (A) the sum of the Revolver Usage plus the outstanding principal amount of the Term Loan on such date exceeds (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then Borrowers shall (1) first, (x) immediately prepay the outstanding principal amount of the ABL Loans and (y) cash collateralize the ABL Letters of Credit, in each case, in accordance with the terms of the ABL Credit Agreement (as in effect on the date hereof), in an aggregate amount equal to the lesser of (I) the outstanding principal amount of the ABL Loans and the ABL Letters of Credit and (II) the amount of such excess, and (2) thereafter, prepay the outstanding principal amount of the Term Loan, in an aggregate amount equal to the amount of any remaining excess. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal due on the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(ii) Dispositions. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n) or (p) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the ABL Loans and/or the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) such Borrower shall have given Agent prior written notice of such Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Loan Parties, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest (subject only to, in the case of ABL Priority Collateral, the prior Lien of ABL Agent under the ABL Loan Documents), and (D) Loan Parties complete such replacement, purchase, or construction within 180 days (or 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation) after the initial receipt of such monies, then the Person whose assets were the subject of such sale or disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of the Loan Parties unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent or ABL Agent, as applicable and applied in accordance with Section 2.4(f)(i); provided, that neither Parent nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $2,000,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Indebtedness. Within 1 Business Day of the date of incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(iv) Equity Issuances. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of any cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Parent or any of its Subsidiaries (other than Equity Interests issued (A) pursuant to any employee stock or stock option compensation plan, or (B) for purposes approved in writing by Agent) in excess of $30,000,000 in the aggregate for all such contributions or issuances during the term of this Agreement, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of the Agreement.

(v) Excess Cash Flow. Within 10 Business Days of the delivery to Agent and the Lenders of audited annual financial statements pursuant to Section 5.1. commencing with the delivery to Agent and the Lenders of the financial statements for the fiscal year ending December 31, 2017 or, if such financial statements are not delivered to Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 5.1, within 5 Business Days of the date such statements are required to be delivered to Agent and the Lenders pursuant to Section 5.1, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to (A) 50% of the Excess Cash Flow of Parent and its Subsidiaries for such fiscal year, minus (B) the aggregate principal amount of all payments made by Borrowers pursuant to Section 2.4(d) during such fiscal year.

(vi) Extraordinary Receipts. Within 3 Business Days of the date of receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the ABL Loans and/or the Obligations in accordance with Section 2.4(f)(i) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable out-of-pocket expenses incurred in collecting such Extraordinary Receipts.

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e)(ii) and Section 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, (1) if the Net Cash Proceeds are from (x) the voluntary or involuntary sale or disposition (including casualty losses or condemnations) of assets constituting ABL Priority Collateral or (y) Extraordinary Receipts consisting of (I) ABL Priority Collateral or (II) research and design tax refunds in an aggregate amount not exceeding $5,000,000 in any fiscal year, (aa) first, to the principal of the ABL Loans and to cash collateralize the ABL Letters of Credit, in each case, to the extent required by the ABL Credit Agreement (as in effect on the date hereof), and (bb) second, to the principal of the Term Loan, until paid in full; (2) if the Net Cash Proceeds are from (x) the voluntary or involuntary sale or disposition (including casualty losses or condemnations) of assets constituting Term Priority Collateral or (y) Extraordinary Receipts consisting of (I) Term Priority Collateral or (II) research and design tax refunds in an aggregate amount exceeding $5,000,000 in any fiscal year, to the principal of the Term Loan, until paid in full; and (3) if the Net Cash Proceeds are from the voluntary or involuntary sale or disposition (including casualty losses or condemnations) of assets constituting both ABL Priority Collateral and Term Priority Collateral, to the Term Loan and the ABL Loans as mutually determined by Agent and ABL Agent, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal due on the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(ii) Each prepayment pursuant to Section 2.4(e)(iii) through Section 2.4(e)(v) shall be applied to the principal of the Term Loan, until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal due on the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

2.5. Promise to Pay; Promissory Notes.

(a) Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the last day of the month in which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6. Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations that have been charged to the Loan Account (and all outstanding interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder not paid when due) pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin,

(ii) if the relevant Obligation is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Applicable Margin, and

(iii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin.

(b) [Intentionally Omitted].

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders, all Obligations shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the last Business Day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses, shall be due and payable on the earlier of (x) the last Business Day of the month in which the applicable costs, expenses or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the last Business Day of each month, all interest accrued during the prior month on the Term Loan hereunder, (B) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (C) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (D) as and when incurred or accrued, all other Lender Group Expenses and (E) as and when due and payable all other payment obligations payable under any Loan Document. All amounts (including interest, fees, costs, expenses, Lender Group Expenses or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Loans hereunder, shall constitute Obligations hereunder, and shall accrue interest at the rate then applicable to Base Rate Loans. All outstanding interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder not paid when due shall accrue interest at the rate then applicable to Base Rate Loans.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7. Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 4:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 4:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8. Designated Account. Agent is authorized to make the Term Loan under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or without instructions if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Loans requested by Borrowers and made by Agent or the Lenders hereunder.

2.9. Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan and all Protective Advances made by Agent or the Lenders to Borrowers or for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers, upon request, monthly statements regarding the Loan Account, including the principal amount of the Term Loan, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10. Fees.

(a) Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) [Intentionally Omitted].

(c) Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Loan Parties, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Loan Parties’ business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than 2 field examinations during any calendar year, or more than 1 appraisal of the Collateral during any calendar year (it being understood and agreed that Agent shall not require a field examination or appraisal covering any period for which Agent has received a field examination or appraisal, in form and substance, and performed by an examiner or appraiser, satisfactory to Agent, from ABL Agent).

2.11. [Intentionally Omitted].

2.12. LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, upon notice from Agent, Borrowers no longer shall have the option to request that Loans bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 12:00 p.m. at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 6:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time by notifying Agent prior to 12:00 p.m. at least 1 Business Day prior to such requested conversion; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13. Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or its parent bank holding company, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s, or such holding companies’ capital as a consequence of such Lender’s commitments hereunder to a level below that which such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under

Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, designate a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.12(d) and 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14. [Intentionally Omitted].

2.15. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any

Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or any member of the Lender Group hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit hereunder by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. [Intentionally Omitted].

3.3. Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4. Effect of Maturity. On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5. Early Termination by Borrowers. Borrowers have the option, at any time after December 31, 2017, upon 10 Business Days prior written notice to Agent, to terminate this Agreement by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6. Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to extend credit hereunder is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group:

4.1. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower (other than Parent), by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Except as set forth on Schedule 4.1(b), no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party where any such violation could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (ii) violate the Governing Documents of any Loan Party, (iii) violate any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party where any such violation could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement (including, without limitation, the ABL Loan Documents and the Notes Indenture Agreement) of any Loan Party where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (vi) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3. Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iii) of the Security Agreement, and subject only to the filing of financing statements, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, the prior preferred Lien of ABL Agent in the ABL Priority Collateral pursuant to the terms of the Intercreditor Agreement, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5. Title to Assets; No Encumbrances. Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6. Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6 sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $500,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7. Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8. No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2015, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9. Solvency.

(a) The Loan Parties on a consolidated basis are Solvent.

(b) No transfer of property is being made by any Loan Party or any of its Subsidiaries and no obligation is being incurred by any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party or any of its Subsidiaries.

4.10. Employee Benefits. No Loan Party or any of its Subsidiaries nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.11. Environmental Condition. Except as set forth on Schedule 4.11, (a) except for De Minimus Amounts, to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) except for De Minimus Amounts, to each Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) except for De Minimus Amounts, no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12. Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections which are qualified by the last sentence hereof, and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections which are qualified by the last sentence hereof, and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on or about May 25, 2016, represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13. Patriot Act. To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party, any of their Subsidiaries or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14. Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15. Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16. Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17. Governmental Regulation. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19. Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or any of their Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of their Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or any of their Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or any of their Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of their Subsidiaries. No Loan Party or any of their Subsidiaries has incurred any liability or obligation under the Worker

Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party or any of their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or any of their Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20. [Intentionally Omitted].

4.21. Leases. Each Loan Party enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party exists under any of them. To the best knowledge of each Loan Party, no other party to any such agreement is in default of its obligations thereunder, and no Loan Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

4.22. Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23. Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Finished Goods Inventory, Eligible WIP Inventory, Eligible In-Transit Inventory, or Eligible Raw Materials Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory (in the case of Eligible In-Transit Inventory, after giving effect to any exclusions therefrom specified in the definition of Eligible In-Transit Inventory).

4.24. Location of Inventory. Except as set forth on Schedule 4.24, the Inventory of Borrowers is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.14).

4.25. Inventory Records. Each Loan Party keeps records which are correct and accurate in all material respects itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

4.26. Real Estate. As of the Closing Date, Schedule 4.26 contains a true, accurate and complete list of (i) all fee owned Real Property, (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting the real property of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment and (iii) the termination date and annual base rent under each lease or sublease.

4.27. Insurance. Each Loan Party and its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 4.27 sets forth a list of all insurance maintained by each Loan Party and its Subsidiaries on the Closing Date.

4.28. Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

4.29. Managerial Assistance and Related Persons. Each Loan Party represents and warrants that (a) TSL has offered to make available to each of them “significant managerial assistance” (as defined in Section 2(a)(47) of the Investment Company Act of 1940) and, to the extent any Loan Party accepts such offer from TSL, the scope, terms and conditions of such significant managerial assistance will be forth in a separate agreement between such Loan Party and TSL and (b) it is not a “person” related to TSL as described in Section 57(b) or 57(e) of the Investment Company Act of 1940.

4.30. Designation of Senior Indebtedness. All Obligations, including, without limitation, those to pay principal of and interest (including post-petition interest) on the Loans and fees and expenses in connection therewith, constitute a “Credit Facility” under and as defined in the Notes Indenture Agreement.

4.31. ABL Loan Documents and Notes Indenture Agreement. No Event of Default exists, or has occurred and is continuing, under and as defined in the ABL Loan Documents or the Notes Indenture Agreement.

5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full of the Obligations:

5.1. Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and the other Loan Parties’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2. Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3. Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4. Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5. Taxes. Each Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6. Insurance. Each Borrower will, and will cause each of its Subsidiaries to, at Borrowers’ expense, (a) maintain insurance respecting each of each Borrower’s and each of its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, Chubb Group of Insurance Companies is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower or any of its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $500,000 covered by their or the other Loan Parties’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7. Inspection.

(a) Each Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours.

(b) Each Borrower will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.

5.8. Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9. Environmental. Each Borrower will, and will cause each of its Subsidiaries to,

(a) Keep any property either owned or operated by any Loan Party or any of their Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any of their Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or any of their Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of their Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10. Disclosure Updates. Each Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Formation of Subsidiaries. Each Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to enter into and provide to Agent a guaranty agreement or a joinder agreement with respect to this Agreement and a joinder to the Security Agreement, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens and to the prior preferred Lien of ABL Agent in the ABL Priority Collateral pursuant to the terms of the Intercreditor Agreement) in and to the assets of such newly formed or acquired Subsidiary);

provided, that the joinder to the Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Foreign Subsidiary of Parent that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby and provided further, that any non-Loan Party Subsidiary that is not a Wholly-owned Subsidiary of a Loan Party shall not be required to guaranty the Obligations if (i) the guaranty of the Obligations is prohibited by the Governing Documents of such Subsidiary, (ii) the Loan Parties together with their Affiliates do not have voting power sufficient to amend such Governing Documents (or obtain consent) to allow the guaranty of the Obligations and (iii) such prohibition was in existence prior to the date of acquisition by a Loan Party of such non-Wholly-owned Subsidiary and was not created in connection with, or in contemplation of, such acquisition (other than to the extent that any such prohibition described in clauses (i) and (ii) above (1) has been waived or (2) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, such Subsidiary shall be required to guaranty the Obligations, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Foreign Subsidiary of Parent that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary) and provided further that Equity Interests in any non-Loan Party Subsidiary (including, any Domestic Subsidiary) that is not a Wholly-owned Subsidiary of a Loan Party shall not be required to be pledged if (i) the granting of a security interest in such Equity Interests is prohibited by the Governing Documents of such Subsidiary, (ii) the Loan Parties together with their Affiliates do not have voting power sufficient to amend such Governing Documents (or obtain consent) to allow the pledge of such Equity Interests and (iii) such prohibition was in existence prior to the date of acquisition of such Equity Interests and was not created in connection with, or in contemplation of, such acquisition (other than to the extent that any such prohibition described in clauses (i) and (ii) above (1) has been waived or (2) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the applicable Loan Party shall pledge the Equity Interests of such Subsidiary, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12. Further Assurances. Each Borrower will, and will cause each of its Subsidiaries to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any Subsidiary of any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Borrower and its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents).

5.13. Lender Meetings. Parent will, within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14. Location of Inventory. Each Borrower will, and will cause each other Loan Party to, keep its Inventory only at the locations identified on Schedule 4.24 and their chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement; provided, that Borrowers may amend Schedule 4.24 or Schedule 7 to the Guaranty and Security Agreement so long as (a) such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated, (b) within 60 days (as such period may be extended by Agent in its sole discretion) of the date of such written notification, Borrowers shall provide Agent with a Collateral Access Agreement with respect thereto and (c) such new location is within the continental United States.

5.15. After Acquired Real Property. In the event that any Loan Party acquires any Real Property with a fair market value in excess of $500,000 after the Closing Date and such interest has not otherwise been made subject to the Lien of Agent, for the benefit of the Lenders, then such Loan Party, contemporaneously with acquiring such Real Property, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to such Real Property that Agent shall reasonably request to create in favor of Agent, for the benefit of the Lenders, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Real Property. In addition to the foregoing, Borrowers shall, at the request of Agent, deliver, from time to time, to Agent such appraisals as are required by law or regulation of Real Property with respect to which Agent has been granted a Lien.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full of the Obligations:

6.1. Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes. Each Borrower will not, and will not permit any of its Subsidiaries to,

(a) Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Parent and any Borrower, (ii) any merger between a Loan Party and a Wholly-owned Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Borrower so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Borrower are transferred to a Borrower that is not liquidating or dissolving, (iii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its Wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iv) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving, or

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4. Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5. Nature of Business.

(a) Each Borrower will not, and will not permit any of its Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Loan Parties or any of their Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

(b) Parent shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Agreement, the Loan Documents, the ABL Loan Documents and the Notes Debt; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Loan Documents to which it is a party or created under the ABL Loan Documents; (iii) engage in any business or activity or own any assets other than (A) holding the Equity Interests of each of its Subsidiaries, (B) performing its obligations and activities incidental thereto under the Loan Documents, and to the extent not inconsistent therewith, under the ABL Loan Documents, (C) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (D) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable requirements of law, (E) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group including compliance with applicable requirements of law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (F) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees, (G) the preparation of reports to Governmental Authorities and to its shareholders, (H) the performance of obligations under and compliance with its organizational documents, any demands or requests from or requirements of a Governmental Authority or any applicable requirement of law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries and (I) any activities incidental to the foregoing; or (iv) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; provided that Parent may change its legal form or jurisdiction of incorporation upon 10 days’ written notice to Agent if Parent determines that such action is in its best interests and makes such change in a manner reasonably acceptable to Agent (including with respect to the continued perfection of Liens and satisfaction of customary requirements under the Patriot Act).

6.6. Prepayments and Amendments. Each Borrower will not, and will not permit any of its Subsidiaries to,

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) the ABL Indebtedness, or

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, (D) Indebtedness permitted under clause (r) of the definition of Permitted Indebtedness to the extent permitted under the applicable subordination terms and conditions, (E) the ABL Indebtedness to the extent permitted under the Intercreditor Agreement and (F) any other Indebtedness permitted under the definition of Permitted Indebtedness so long as the effect thereof, either individually or in the aggregate, could not reasonably be expected to be materially adverse to the interests of the Lenders or Loan Parties, or

(ii) the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7. Restricted Payments. Each Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a) Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons, provided, that the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $100,000 in any fiscal year of Borrowers,

(b) Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent, and

(c) distributions by any Subsidiary of any Loan Party to any Wholly-owned Subsidiary of any Loan Party that is a Loan Party.

6.8. Accounting Methods. Each Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9. Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10. Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent any Borrower or any of its Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Loan Party, on the one hand, and any Affiliate of a Loan Party, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Loan Parties in excess of $500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Loan Parties, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by the applicable Loan Party’s Board of Directors in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such applicable Loan Party,

(c) so long as it has been approved by the applicable Loan Party’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of such Loan Party in the ordinary course of business and consistent with industry practice,

(d) transactions permitted by Section 6.3 or Section 6.7, or any Permitted Intercompany Advance, and

(e) transactions among Loan Parties.

6.11. Use of Proceeds. Each Borrower will not, and will not permit any other Loan Party or Parent to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to prepay the ABL Indebtedness, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12. Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent, Parent will not, and will not permit any of its Subsidiaries or Parent to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13. Inventory with Bailees. Except as disclosed on Schedule 4.24 (as updated in accordance with Section 5.14), each Borrower will not, and will not permit any other Loan Party to store its Inventory at any time with a bailee, warehouseman, or similar party.

6.14. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a Permitted Disposition, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), and (c) the ABL Loan Documents and the Notes Indenture Agreement (each as in effect as of the date hereof), no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.15. Sales and Lease Backs. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Borrower or its Subsidiaries (a) has sold or transferred or is to sell or to transfer to any other Person (other than another Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than another Borrower or any of its Subsidiaries) in connection with such lease.

6.16. Employee Benefit Plans. Each Borrower will not, and will not permit any of its Subsidiaries to establish, maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Benefit Plan or amalgamate with any Person if such Person, sponsors, administers, contributes to, participates in or has liability in respect of, any Benefit Plan.

7.	FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until payment in full of the Obligations, Borrowers will:

(a) [Intentionally omitted].

(b) [Intentionally omitted].

(c) Minimum EBITDA. Have EBITDA for each period of 12 consecutive fiscal months of Parent and its Subsidiaries for which the last fiscal month ends on a date set forth below of at least the amount set forth opposite such date:

Month End	EBITDA
October 31, 2016	$12,375,000
November 30, 2016	$17,000,000
December 31, 2016	$13,600,000
January 31, 2017	$19,625,000
February 28, 2017	$24,180,000
March 31, 2017	$26,185,000
April 30, 2017 and the last day of each fiscal month of Parent and its Subsidiaries ending thereafter	$27,500,000

(d) [Intentionally Omitted].

(e) Maximum Capital Expenditures. Not allow the Capital Expenditures of Parent and its Subsidiaries to exceed $9,000,000 in any 4 consecutive fiscal quarter period of Parent and its Subsidiaries; provided, however, that the amount of Capital Expenditures permitted to be made in any 4 consecutive fiscal quarter period may be increased as follows: if the amount of the Capital Expenditures permitted to be made in any 4 consecutive fiscal quarter period is greater than the actual amount of the Capital Expenditures actually made in such 4 consecutive fiscal quarter period (the amount by which such permitted Capital Expenditures for such 4 consecutive fiscal quarter period exceeds the actual amount of Capital Expenditures for such 4 consecutive fiscal quarter period, the “Excess Amount”), then up to 50% of such Excess Amount (such amount, the “Carry-Over Amount”) may be carried forward to the next succeeding 4 consecutive fiscal quarter period (the “Succeeding Fiscal Period”); provided that (i) the Carry-Over Amount applicable to a particular Succeeding Fiscal Period may not be carried forward to another fiscal period and (ii) Capital Expenditures made by Parent and its Subsidiaries in any 4 consecutive fiscal quarter period shall be deemed to reduce, first, the amount set forth for such 4 consecutive fiscal quarter period and, second, the Carry-Over Amount.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Loans;

8.2. Covenants. If any Loan Party:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 2.4(e)(i), 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, 5.14 or 5.15 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3. Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 60 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4. Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5. Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary of a Loan Party consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or such Subsidiary of a Loan Party, or (e) an order for relief shall have been issued or entered therein;

8.6. Default Under Other Agreements. If there is a default in one or more agreements to which a Loan Party or a Subsidiary of a Loan Party is a party with one or more third Persons relative to a Loan Party’s or a Subsidiary of a Loan Party’s Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or such Subsidiary of a Loan Party’s obligations thereunder;

8.7. Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8. Guaranty. If the obligation of any Guarantor under the guaranty contained in the Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9. Security Documents. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $250,000, or (c) as the result of an action or failure to act on the part of Agent;

8.10. Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11. Change of Control. A Change of Control shall occur, whether directly or indirectly;

8.12. Proceedings. The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

8.13. Cessation of Business. (a) Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental

Authority from conducting all or any material part of its business for more than 15 days; (b) any other cessation of a substantial part of the business of any Loan Party or any of its Subsidiaries for a period which materially and adversely affects any Loan Party or any of its Subsidiaries; or (c) any material damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at a Real Property, if any such event or circumstance referred to in this subclause (c) could reasonably be expected to have a Material Adverse Effect;

8.14. ABL Credit Agreement. The occurrence of any “Event of Default” under and as defined in the ABL Credit Agreement; or

8.15. Notes Indenture Agreement. The occurrence of any “Event of Default” under and as defined in the Notes Indenture Agreement.

9.	RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower; and

(b) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3. Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than TSL or any of its Affiliates or Related Funds) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or the use of the proceeds of the Loans (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its

Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower nor any Loan Party shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	Power Solutions International, Inc. 201 Mittel Drive Wood Dale, Illinois 60191 Attention: Catherine V. Andrews Facsimile No.: (630) 787-5383

with copies to:	Paul Hastings LLP 200 Park Avenue New York, New York 10166 Attention: Leslie A. Plaskon Facsimile No.: (212) 230-5137

If to Agent:	TPG Specialty Lending, Inc. 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Attention: Legal and Compliance Department Facsimile No.: (415) 486-5954

with copies to:	Cortland Capital Market Services LLC 225 West Washington Street, Suite 2100 Chicago, Illinois 60606 Attention: Ryan Morick Maria Villagomez Facsimile No.: (312) 376-0751

and to:	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Frederic L. Ragucci, Esq. Facsimile No.: (212) 593-5955

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION,

IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY OR ANY MEMBER OF THE LENDER GROUP AGAINST ANY LOAN PARTY, AGENT, ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT

OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Borrowers; provided, that no consent of Borrowers shall be required (1) during the 90 day period immediately following the Closing Date, other than in connection with (x) assignments to a Competitor (or any Person that the assigning Lender has actual knowledge that such Person has an economic interest in such Competitor) and (y) assignments in an aggregate principal amount in excess of $15,000,000, (2) if an Event of Default has occurred and is continuing, or (3) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 5 Business Days after having received notice thereof; and

(B) Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to a Competitor, or (ii) to a natural person,

(B) no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C) the amount of the rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $2,500,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $2,500,000),

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) [intentionally omitted],

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 3.1,

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix) contractually subordinate any of Agent’s Liens,

(x) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, or

(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii).

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate:

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), or

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders.

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or eliminate, without written consent of Agent, Borrowers and the Supermajority Lenders, the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Equipment, Eligible Finished Goods Inventory, Eligible WIP Inventory, Eligible In-Transit Inventory, Eligible Raw Material Inventory and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise or change Section 2.2(b).

(d) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Protective Advances.

14.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent. Each Lender hereby designates and appoints TSL as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Protective Advances for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Loan Parties, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity. TSL and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though TSL were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, TSL or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include TSL in its individual capacity.

15.9. Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring

Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither Borrowers nor any of their Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Borrowers or their Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrowers at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by Loan Parties or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

(c) Each Lender hereby grants to Agent all requisite authority to enter into or otherwise become bound by the Intercreditor Agreement and to bind each Lender thereto by Agent’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender or Agent is or will be required in connection with the performance by Agent of the Intercreditor Agreement.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Loan Parties or any deposit accounts of Loan Parties now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13. Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Loan Parties (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Loan Parties and will rely significantly upon Loan Parties’ books and records, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Loan Parties and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f) In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party to Agent that has not been contemporaneously provided by such Loan Party to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

15.18. Sole Lead Arranger. The Sole Lead Arranger shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender or as Agent. Without limiting the foregoing, the Sole Lead Arranger shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent and each Loan Party acknowledges that it has not relied, and will not rely, on the Sole Lead Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder. The Sole Lead Arranger shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16.	WITHHOLDING TAXES.

16.1. Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any

Indemnified Taxes, will not be less than the amount provided for herein. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers. Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2. Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Parent (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3. Reductions.

(a) If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4. Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17.	GENERAL PROVISIONS.

17.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. [Intentionally Omitted].

17.6. Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 17.9) of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities, including in connection with any disclosures required to be made in any public filings, so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any potential assignment, transfer, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, transferee or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective

Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, (x) to investors, potential investors, partners or potential partners of any Lender, provided that prior to receipt of Confidential Information any such investor or partner shall have agreed in writing to receive such Confidential Information subject to the terms of this Section 17.9, (xi) to any Lender’s financing sources or potential financing sources, provided that prior to receipt of Confidential Information any financing sources or potential financing sources shall have agreed in writing to receive such Confidential Information subject to the terms of this Section 17.9, and (xii) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent, its Affiliates or Related Funds may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication, rating agency and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Loans provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent, its Affiliates or Related Funds.

(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10. Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid.

17.11. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13. Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that a Borrower has been appointed to replace Parent. Each Borrower hereby irrevocably appoints and authorizes Parent (a) to provide Agent with all notices with respect to any Loan obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Parent shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to Parent in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as Parent deems appropriate on its behalf to obtain any Loan and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of Parent, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	POWER SOLUTIONS INTERNATIONAL, INC., a Delaware corporation

	By:	/s/ Michael P. Lewis
	Name:	Michael P. Lewis
	Title:	Chief Financial Officer

PROFESSIONAL POWER PRODUCTS, INC., an Illinois corporation

	By:	/s/ Michael P. Lewis
	Name:	Michael P. Lewis
	Title:	Chief Financial Officer

POWERTRAIN INTEGRATION ACQUISITION, LLC, an Illinois limited liability company

	By:	/s/ Michael P. Lewis
	Name:	Michael P. Lewis
	Title:	Chief Financial Officer

BI-PHASE TECHNOLOGIES, LLC, a Minnesota limited liability company

	By:	/s/ Michael P. Lewis
	Name:	Michael P. Lewis
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

AGENT AND LENDERS	TPG SPECIALTY LENDING, INC., a Delaware corporation, as Agent, as Sole Lead Arranger and as a Lender

	By:	/s/ Michael Fishman
	Name:	Michael Fishman
	Title:	Co- Chief Executive Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TAO TALENTS, LLC, a Delaware limited liability company, as a Lender

By:	/s/ David Stiepleman
Name:	David Stiepleman
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Schedule A-1

Agent’s Account

Bank:	State Street Bank
ABA:	011-000-028
Account Name:	TPG Specialty Lending Agency Account
Account Number:	10256691
Reference:	Power Solutions International, Inc.

Schedule C-1

Commitments

Lender	Term Loan Commitment Amount	Term Loan Commitment Percentage
TPG Specialty Lending, Inc.	$45,000,000	75%
TAO Talents, LLC	$15,000,000	25%

Schedule D-1

Designated Account Bank:

Wells Fargo Bank, N.A.

420 Montgomery Street

San Francisco, CA

ABA # XXXXXXXXX

Designated Account:

Wells Fargo Bank, N.A.

A/C # XXXXXXXXXXXX

Reference:

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“ABL Agent” means, “Agent” under and as defined in the ABL Credit Agreement.

“ABL Borrowing Base” means the “Borrowing Base” as defined in the ABL Credit Agreement, as in effect on the date hereof.

“ABL Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of the date hereof, by and among Borrowers, ABL Agent and the ABL Lenders, in form and substance reasonably satisfactory to the Required Lenders, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms of this Agreement.

“ABL Indebtedness” means the Indebtedness of Parent and its Subsidiaries owing to ABL Agent and the ABL Lenders under the ABL Credit Agreement (including Bank Product Obligations (as defined in the Intercreditor Agreement)) in a maximum principal amount not in excess of the amount permitted in clause (v) of the definition of Permitted Indebtedness at any time.

“ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.

“ABL Loan Documents” means (a) the Loan Documents (as defined in the ABL Credit Agreement as in effect on the date hereof), and (b) all other agreements, instruments, and other documents executed and delivered pursuant to the foregoing, each in form and substance reasonably satisfactory to the Required Lenders, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms of this Agreement.

“ABL Letters of Credit” means the letters of credit issued pursuant to the ABL Credit Agreement.

“ABL Loans” means the revolving loans (excluding letters of credit) made pursuant to the ABL Credit Agreement.

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

Schedule 1.1 – Page 1

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by any Loan Party in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

Schedule 1.1 – Page 2

“Agent’s Liens” means the Liens granted by Loan Parties to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Margin” means (a) with respect to LIBOR Rate Loans, 9.75% per annum and (b) with respect to Base Rate Loans, 8.75% per annum.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent.

“Availability Conditions” means, as of any date of determination, that (a) Excess Availability is on such date and has been on each day during the preceding ninety (90) day period no less than the greater of (x) 15% of the Maximum Revolver Amount as of such date and (y) $11,250,000 and (b) no Event of Default has occurred and is continuing.

“Availability Reserve” means (i) $7,500,000 at all times from the Closing Date through December 31, 2016 and (ii) $10,000,000 at all times thereafter.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, (c) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent), and (d) 3.50%.

“Base Rate Loan” means each portion of the Term Loan that bears interest at a rate determined by reference to the Base Rate.

Schedule 1.1 – Page 3

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Bi-Phase” means BI-Phase Technologies, LLC, a Minnesota limited liability company.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 95% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b) the product of 100% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Finished Goods Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(c) the product of 100% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Raw Materials Inventory (such determination may be made as to different categories of Eligible Raw Materials Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(d) the lesser of (A) $5,000,000, and (B) the product of 100% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible WIP Inventory (such determination may be made as to different categories of Eligible WIP Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(e) the lesser of (A) $4,000,000, and (B) 100% of the Net Orderly Liquidation Value of all Eligible Equipment, minus

Schedule 1.1 – Page 4

(f) the aggregate amount of the Availability Reserve plus all other reserves, if any, established by Agent under Section 2.2(b) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrowers or any of their Affiliates).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state

Schedule 1.1 – Page 5

thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of a recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that:

(a) Permitted Holders fail to own and control, directly or indirectly, 35%, or more, of the Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20%, or more, of the Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(c) a majority of the members of the Board of Directors of Parent do not constitute Continuing Directors,

(d) except for Permitted Dispositions, Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party, or

(e) any “Change of Control” as defined in the ABL Credit Agreement or the Notes Indenture Agreement.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that

Schedule 1.1 – Page 6

notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which the Term Loan is made hereunder.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Loan Parties in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Loan Parties’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Competitor” means any Person which is a direct competitor of Borrowers or their Subsidiaries if, at the time of a proposed assignment, Agent and the assigning Lender have actual knowledge that such Person is a direct competitor of Borrowers or their Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrowers or their Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Parent and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

Schedule 1.1 – Page 7

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Parent and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by any Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement), (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent

Schedule 1.1 – Page 8

or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“De Minimis Amounts” means any Hazardous Materials either (a) being transported on or from the property or being stored for use by any Loan Party, or its tenant on the property within a year from original arrival on the property in connection with such Person’s current operations or (b) being currently used by any Loan Party or its tenant on the property, in either case in such quantities and in a manner that both (a) does not constitute a material violation or threatened material violation of any Environmental Law or require any reporting or disclosure under any Environmental Law and (b) is consistent with customary business practice for such operations in the state where the property is located.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Parent identified on Schedule D-1 to the Agreement (or such other Deposit Account of Parent located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall

Schedule 1.1 – Page 9

be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn-Outs” shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period,

(a) Loan Parties’ consolidated net earnings (or loss),

minus

(b) without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) extraordinary gains,

(ii) interest income,

(iii) gains resulting from the decrease in the value of outstanding warrants or stock issued in connection with the PPPI Acquisition due to mark-to-market accounting, and

(iv) non-cash gains,

plus

(c) without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) non-cash “extraordinary losses” (as defined by GAAP),

(ii) Interest Expense,

(iii) income taxes,

Schedule 1.1 – Page 10

(iv) one time fees and expenses relating to the transactions contemplated by the Agreement and the PPPI Acquisition in an aggregate amount not to exceed $5,000,000,

(v) fees and expenses related to audits, inspections and appraisals incurred by Borrowers pursuant to the Agreement,

(vi) depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP,

(vii) non-cash losses resulting from the increase in the value of outstanding warrants or stock issued (or to be issued) in connection with the PPPI Acquisition due to mark-to-market accounting,

(viii) non-cash losses, and

(ix) non-cash losses resulting from the allocation of Excess Purchase Price to any of the tangible assets and intangible assets acquired in an Acquisition, including but not limited to PPPI, which Excess Purchase Price results in a reduction of the Loan Parties’ operating results as such amounts are recognized in the Loan Parties’ operating results subsequent to such Acquisition;

provided, that, notwithstanding anything to the contrary contained herein, for each Specified Month (as defined in the Side Letter), EBITDA shall be deemed to be the amount set forth in the Side Letter for such Specified Month.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a) any Account that remains unpaid (x) more than 60 days after the original due date shown on the invoice or (y) 90 days after the original invoice date shown on the invoice; provided, that, Permitted Extended Term Accounts in an aggregate amount not to exceed $3,000,000 shall not be excluded from Eligible Accounts pursuant to this clause (a) unless such Permitted Extended Term Accounts remain unpaid (x) more than 150 days after the original invoice date shown on the invoice or (y) other than with respect to Accounts owed by Bandit Industries, Inc. or Morbark Inc., remain unpaid more than 60 days after the original due date shown on the invoice,

Schedule 1.1 – Page 11

(b) Accounts owed by an Account Debtor (or its Affiliates) where 25% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (other than Accounts in an aggregate amount not to exceed $2,000,000 to the extent Agent has received a bill and hold agreement executed and delivered by the Account Debtor thereof in form and substance acceptable to Agent), or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent in an aggregate amount not to exceed the lesser of the insurers’ maximum aggregate liability under the policy and $7,000,000; provided, however, that such Accounts not supported by a letter of credit or credit insurance shall not be excluded from Eligible Accounts in an aggregate amount not to exceed $10,000,000 as a result of this clause (f) to the extent that the Account Debtor is Hyundai Group, Doosan Corporation, Anhui Heli Co., Ltd., non-United States subsidiaries of Hyster-Yale Materials Handling, Inc. or Oil Lift Australia,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts (or, if the Account Debtor is Cummins Inc., Bandit Industries, Inc., Kohler Co., Hyster-Yale Materials Handling, Inc. or Mitsubishi-Caterpillar

Schedule 1.1 – Page 12

Forklifts of America, Inc., 25% of all Eligible Accounts), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped (other than Accounts in an aggregate amount not to exceed $2,000,000 to the extent Agent has received a bill and hold agreement executed and delivered by the Account Debtor thereof in form and substance acceptable to Agent) and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or

(p) Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Equipment” means Equipment (including Equipment acquired after the Closing Date) of a Borrower that has been appraised by an appraiser reasonably acceptable to Agent pursuant to the most recent appraisal of the Equipment of Borrowers reasonably acceptable to Agent, upon which Agent is expressly entitled to rely, to determine the Net Orderly Liquidation Value of such Equipment, that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date. An item of Equipment shall not be included in Eligible Equipment if:

(a) a Borrower does not have good, valid, and marketable title thereto,

Schedule 1.1 – Page 13

(b) it is not located at one of the locations in the continental United States set forth on Schedule E-1 to the Agreement (as such Schedule may be updated as required pursuant to Schedule 5.1) (so long as Agent has not disapproved in writing of any such location),

(c) it is in-transit,

(d) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (ii) Agent has established a Landlord Reserve with respect to such location; provided that the requirement for the delivery of a Collateral Access Agreement or the establishment of a Landlord Reserve set forth in this clause (d) shall be waived by Agent for the first 45 days (as may be extended by Agent in its sole discretion) following the Closing Date with respect to any location for which ABL Agent has received a valid and enforceable collateral access agreement,

(e) it is not subject to a valid and perfected and, subject to Permitted Liens, first priority Agent’s Lien,

(f) it is not in good working order and marketable condition (ordinary wear and tear excepted),

(g) it is worn out, obsolete, damaged or defective Equipment,

(h) it consists of computer hardware,

(i) it consists of fixtures, or, unless Agent otherwise agrees, it consists of Equipment that is not readily removable from the Real Property upon which it is located without causing physical damage to such Real Property,

(j) it consists of tooling, or

(k) it is leased to a Borrower or by a Borrower.

“Eligible Finished Goods Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of finished goods held for sale in the ordinary course of Borrowers’ business.

“Eligible In-Transit Inventory” means those items of Inventory in an aggregate amount not to exceed $5,000,000 that do not qualify as Eligible Inventory solely because they are not in a location set forth on Schedule E-1 or in transit among such locations and a Borrower does not have actual and exclusive possession thereof, but as to which,

(a) such Inventory currently is in transit (whether by vessel, air, or land) within the United States or Canada to a location set forth on Schedule E-1,

(b) title to such Inventory has passed to a Borrower,

Schedule 1.1 – Page 14

(c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion,

(d) such Inventory either

(1) is the subject of a negotiable bill of lading governed by the laws of a state within the United States (x) that, unless waived by Agent, is consigned to Agent or one of its agents (either directly or by means of endorsements), (y) that was issued by the carrier respecting the subject Inventory, and (z) that, unless waived by Agent, is in the possession of Agent or a customs broker (in each case in the continental United States), or

(2) is the subject of a negotiable cargo receipt governed by the laws of a state within the United States and is not the subject of a bill of lading (other than, unless waived by Agent, a negotiable bill of lading consigned to, and in the possession of, a consolidator or Agent, or their respective agents) and such negotiable cargo receipt (x) is, unless waived by Agent, consigned to Agent or one of its agents (either directly or by means of endorsements), (y) that was issued by a consolidator respecting the subject Inventory, (z) that, unless waived by Agent, is in the possession of Agent or a customs broker (in each case in the continental United States), and

(e) Such Borrower has provided a certificate to Agent that certifies that, to the knowledge of such Borrower, such Inventory meets all of Borrowers’ representations and warranties contained in the Loan Documents concerning Eligible In-Transit Inventory, that it knows of no reason why such Inventory would not be accepted by such Borrower when it arrives in the continental United States and that the shipment as evidenced by the documents conforms to the related order documents.

“Eligible Inventory” means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c) it is not located at one of the locations in the continental United States set forth on Schedule E-1 to the Agreement (or is Eligible In-Transit Inventory or in-transit from one such location to another such location),

Schedule 1.1 – Page 15

(d) it is in-transit to or from a location of a Borrower (other than Eligible In-Transit Inventory or Inventory in-transit from one location set forth on Schedule E-1 to the Agreement to another location set forth on Schedule E-1 to the Agreement),

(e) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless (other than with respect to Inventory warehoused by UPS SLS and located at 917 Union Pacific, Laredo, Texas) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided that the requirement for the delivery of a Collateral Access Agreement set forth in this clause (e) shall be waived by Agent for the first 45 days (as may be extended by Agent in its sole discretion) following the Closing Date with respect to any location for which ABL Agent has received a valid and enforceable collateral access agreement,

(f) other than with respect to Eligible In-Transit Inventory, it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Agent’s Lien,

(h) it consists of goods returned or rejected by a Borrower’s customers,

(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Raw Material Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of goods that are raw materials.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000;

Schedule 1.1 – Page 16

(d) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (e) during the continuation of an Event of Default, any other Person approved by Agent.

“Eligible WIP Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of goods that are work in process.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

Schedule 1.1 – Page 17

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability (as defined in the ABL Credit Agreement as in effect as of the date hereof) minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of 90 days past the invoice due date with respect thereto and all book overdrafts of Parent and its Subsidiaries in excess of 90 days past the due date with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Excess Cash” means Excess Availability plus Qualified Cash.

“Excess Cash Flow” means, for any period, an amount (if positive) determined for Parent and its Subsidiaries on a consolidated basis equal to: (a) the sum, without duplication, of the amounts for such period of (i) EBITDA, plus (ii) interest income, plus (iii) other non-ordinary course income (excluding any gains or losses attributable to Permitted Dispositions), plus (iv) the Consolidated Working Capital Adjustment, minus (b) the sum, without duplication, of the amounts for such period of (i) voluntary and scheduled (but not mandatory) repayments of Funded Indebtedness (excluding repayments of ABL Loans except to the extent the Revolving Commitments (as defined in the ABL Credit Agreement as in effect on the date hereof) are permanently reduced in connection with such repayments), plus (ii) Capital Expenditures (net of (A) any Net Cash Proceeds of dispositions to the extent reinvested in accordance with Section 2.4(e)(ii) and (B) any proceeds of related financings with respect to such expenditures), plus (iii) cash Interest Expense, plus (iv) provisions for current taxes based on income of Parent and its Subsidiaries and payable in cash with respect to such period.

“Excess Purchase Price” means, with respect to any Acquisition, the amounts allocated to the tangible and intangible assets of the target or seller in excess of the value of the tangible assets of such target or seller as recorded immediately prior to such Acquisition.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or

Schedule 1.1 – Page 18

such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Extraordinary Receipts” means any cash received by Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain fee letter, dated as of the Closing Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party, Agent and ABL Agent.

Schedule 1.1 – Page 19

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Revolver Usage, the Term Loan, the Notes Debt and the amount of their Capitalized Lease Obligations.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Loan Party (other than a Borrower) party to the Security Agreement and each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

Schedule 1.1 – Page 20

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation. Notwithstanding the foregoing, (1) trade payables, accrued expenses and operating leases incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses and (2) deferred tax liabilities shall not be considered Indebtedness.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of the date hereof, executed and delivered by each Loan Party and each of their Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

Schedule 1.1 – Page 21

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, between Agent and ABL Agent, and acknowledged by the Loan Parties, in form and substance reasonably satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Loan Parties for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 , or 6 months thereafter or, if agreed to by all Lenders, 9 or 12 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, 6, 9, or 12 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves, (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.2(b), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory, and (c) with respect to Eligible In-Transit Inventory, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.2(b), to establish and maintain with respect to Eligible In-Transit Inventory (i) for the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of such Eligible In-Transit Inventory, plus (ii) for the estimated reclamation claims of unpaid sellers of such Eligible In-Transit Inventory.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

Schedule 1.1 – Page 22

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory, Equipment or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months’ rent for which the landlord will have, under applicable law, a Lien in the Inventory or Equipment of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months’ rent under the lease relative to such location.

“Lender” has the meaning set forth in the preamble to the Agreement and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Loan Parties under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Parent or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Loan Parties, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loan, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan

Schedule 1.1 – Page 23

facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Leverage Ratio” means, as of any date of determination, the result of (a) the amount of Parent’s Funded Indebtedness as of such date, to (b) Parent’s EBITDA for the 12 month period ended as of such date.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the greater of (a) the rate per annum rate appearing on the applicable Bloomberg L.P. (the “Service”) page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service), at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error and (b) 1.00%.

“LIBOR Rate Loan” means each portion of the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

Schedule 1.1 – Page 24

“Liquidity” means, at any time, an amount determined for Parent and its Subsidiaries on a consolidated basis equal to the result of (a) the ABL Borrowing Base (as defined in the ABL Credit Agreement (as in effect on the date hereof)) at such time, minus (b) the Revolver Usage at such time.

“Loan” shall mean the Term Loan made hereunder, or any portion thereof made by a Lender, as the context may require.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Security Agreement, the Side Letter, the Intercompany Subordination Agreement, the Intercreditor Agreement, any guaranty, any mortgage, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Loan Parties, taken as a whole, (b) a material impairment of Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Maturity Date” means the earliest of (a) June 28, 2021, (b) the “Maturity Date” of the ABL Credit Agreement, and (c) 90 days prior to the final maturity of the Notes Debt.

“Maximum ABL Obligations” has the meaning specified therefor in the Intercreditor Agreement.

“Maximum Revolver Amount” means $75,000,000 minus any permanent reductions of any revolving loan commitments under the ABL Credit Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

Schedule 1.1 – Page 25

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of Parent and its Subsidiaries in the form prepared for presentation to senior management thereof and (b) a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable month, fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by any Loan Party of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents, (B) Indebtedness owing to ABL Agent or any ABL Lender under the ABL Credit Agreement or the other ABL Loan Documents and (C) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b) with respect to the issuance or incurrence of any Indebtedness by any Loan Party, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party, and are properly attributable to such transaction.

Schedule 1.1 – Page 26

“Net Orderly Liquidation Value” means, with respect to Eligible Equipment, at any time, the orderly liquidation value with respect thereto as set forth in the most recent appraisal acceptable to Agent, upon which Agent is expressly entitled to rely, prepared by an appraiser acceptable to Agent, net (without duplication) of operating expenses, liquidation expenses and commissions set forth in such appraisal; provided, that with respect to any particular item of Eligible Equipment, operating expenses, liquidation expenses and commissions will be such amount as reasonably determined by Agent.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notes Debt” means the Indebtedness evidenced by the Senior Notes and related Guarantees (as defined in the Notes Indenture Agreement as of April 29, 2015) and any Refinancing Indebtedness of such Indebtedness.

“Notes Indenture Agreement” means the Indenture among Parent and the guarantors party thereto, and The Bank of New York Mellon, as trustee, as amended from time to time as in effect on April 29, 2015.

“Obligations” means all loans (including the Term Loan and the Protective Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Term Loan, (ii) interest accrued on the Term Loan, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

Schedule 1.1 – Page 27

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permitted Acquisition” means any Acquisition so long as the aggregate Purchase Price for all Permitted Acquisitions (including such Acquisition) (i) during any fiscal year of Parent does not exceed $12,500,000 and (ii) during the term of the Agreement does not exceed $25,000,000 and:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition

Schedule 1.1 – Page 28

during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,

(d) Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e) Borrowers shall have Excess Cash in an amount equal to or greater than the greater of $13,125,000 and 17.5% of the Maximum Revolver Amount immediately after giving effect to the consummation of the proposed Acquisition,

(f) Borrowers shall have Liquidity and Qualified Cash in an amount equal to or greater than $25,000,000, both immediately before and immediately after giving effect to such Acquisition,

(g) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(h) Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(i) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(j) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States,

(k) the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the

Schedule 1.1 – Page 29

Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(l) if the proposed Acquisition is being consummated within 12 months of the Closing Date, Agent shall have provided its prior written consent to such proposed Acquisition.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Loan Parties,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of Loan Parties in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,

(k) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Loan Parties to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

Schedule 1.1 – Page 30

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m) the making of Permitted Investments,

(n) transfers of assets (i) from Parent or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent,

(o) dispositions of assets (other than Eligible Accounts or Eligible Inventory) acquired by Parent and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Parent and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,

(p) sales or dispositions of assets that do not constitute Collateral in an aggregate amount not to exceed $1,500,000 over the term of the Agreement, and

(q) sales or dispositions of assets (other than Accounts, Inventory or Equity Interests of Subsidiaries of Parent (other than in connection with the sale of all or substantially all of the Equity Interests of any such Subsidiary)) not otherwise permitted in clauses (a) through (p) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in any fiscal year (including the proposed disposition) would not exceed $2,000,000.

“Permitted Extended Term Account” means any Account owed by Bandit Industries, Inc., Morbark Inc. or an Account Debtor with payment terms in excess of 60 days.

“Permitted Holders” means Gary Winemaster and Kenneth Winemaster, collectively.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents,

(b) Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

Schedule 1.1 – Page 31

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent,

(g) Acquired Indebtedness in an amount not to exceed $500,000 outstanding at any one time,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by any Loan Party of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Loan Parties’ operations and not for speculative purposes,

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(m) Indebtedness composing Permitted Investments,

Schedule 1.1 – Page 32

(n) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(o) unsecured Indebtedness of Parent owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the redemption by Parent of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $250,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(p) Indebtedness in an aggregate outstanding principal amount not to exceed $100,000 at any time outstanding for all Subsidiaries of Parent that are CFCs; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,

(q) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(r) Subordinated Indebtedness, the aggregate outstanding amount of which does not exceed $5,000,000,

(s) obligations in respect of tooling and design incurred pursuant to long term supply agreements in existence on the Closing Date or entered into in the ordinary course of business,

(t) any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries, on terms and conditions satisfactory to Agent, in an aggregate outstanding amount not to exceed $20,000,000 at any one time, and

(u) the Notes Debt in an aggregate principal amount not to exceed $55,000,000, and

(v) the ABL Indebtedness in an aggregate principal amount not to exceed the Maximum ABL Obligations and to the extent that such ABL Indebtedness is subject to the terms and conditions of the Intercreditor Agreement.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, and (b) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

Schedule 1.1 – Page 33

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) (i) non-cash loans and advances to employees, officers, and directors of any Loan Party for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of any Loan Party in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $250,000 at any one time,

(k) Permitted Acquisitions,

(l) Investments resulting from entering into (i) Bank Product Agreements (as defined in the ABL Credit Agreement as of the date hereof), or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(m) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(n) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(o) so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) Borrowers have Excess Cash in an amount equal to or greater than the

Schedule 1.1 – Page 34

greater of $13,125,000 and 17.5% of the Maximum Revolver Amount immediately after giving effect to the consummation of the proposed Investment and (iii) Borrowers have Liquidity and Qualified Cash in an amount equal to or greater than $25,000,000, both immediately before and immediately after giving effect to the consummation of the proposed Investment, any other Investments consisting of joint ventures (whether or not 50/50 owned with a third party) that are not Subsidiaries in an aggregate amount not to exceed $4,000,000 over the term of the Agreement,

(p) Investments in joint ventures existing on the Closing Date and identified on Schedule P-1 to the Agreement in an aggregate amount not to exceed during the term of this Agreement the sum of (i) the aggregate amount of Investments that the Loan Parties are required to make pursuant to binding commitments contained in the definitive legal documentation for such joint ventures (as in effect on the Closing Date) plus (ii) $500,000; and

(q) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 during the term of the Agreement.

“Permitted Liens” means

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

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(h) Liens on amounts deposited to secure Loan Parties’ obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure Loan Parties’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Loan Parties’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by any Loan Party in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s) [intentionally omitted],

(t) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000, and

(u) Liens held by ABL Agent, for the benefit of itself, the ABL Lenders and any Bank Product Providers (as defined in the ABL Credit Agreement), to secure Indebtedness evidenced by the ABL Loan Documents and permitted in clause (v) of the definition of Permitted Indebtedness and to the extent such Liens are subject to the terms and conditions of the Intercreditor Agreement.

Schedule 1.1 – Page 36

“Permitted Protest” means the right of any Loan Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Loan Parties’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“PPPI” has the meaning specified therefor in the preamble to the Agreement.

“PPPI Acquisition” means the transactions contemplated by the PPPI Acquisition Documents.

“PPPI Acquisition Documents” means that certain Stock Purchase Agreement dated as of April 1, 2014 among Parent, CKT Holdings, Inc., Carl L. Trent, individually and as seller representative, and Kenneth C. Trent, and all agreements, documents and instruments executed and/or delivered pursuant thereto or in connection therewith.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

Schedule 1.1 – Page 37

“Pro Rata Share” means, as of any date of determination, with respect to a Lender’s obligation to make all or a portion of the Term Loan, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loan, and with respect to all other computations and other matters, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by Parent or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.2(b), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

Schedule 1.1 – Page 38

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders; provided, that (i) the Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, those reserves (other than the Availability Reserve, Receivable Reserves and Inventory Reserves) that Agent deems necessary

Schedule 1.1 – Page 39

or appropriate, in its Permitted Discretion and subject to Section 2.2(b), to establish and maintain (including reserves with respect to (a) sums that Parent or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral and (c) the Specified Payments (as defined in the Side Letter)) with respect to the Borrowing Base.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding, and (d) make, or cause or suffer to permit Parent or any of its Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolver Usage” means the “Revolver Usage” as defined in the ABL Credit Agreement as in effect as of the date hereof.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

Schedule 1.1 – Page 40

“Security Agreement” means a guaranty and security agreement, dated as of the date hereof, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party to Agent.

“Senior Notes” means the “Securities” as defined in the Notes Indenture Agreement.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Side Letter” means the letter agreement, dated as of the date hereof, in form and substance reasonably satisfactory to Agent, by and among Borrowers and Agent.

“Sole Lead Arranger” has the meaning set forth in the preamble to the Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets (which for this purpose, shall include, without limitation, rights of contribution in respect of obligations for which such Person has provided a guarantee), (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 450).

“Subordinated Indebtedness” means any unsecured Indebtedness of any Loan Party incurred from time to time that is subordinated in right of payment to the Obligations in a manner satisfactory to Agent and contains terms, including without limitation, payment terms, satisfactory to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the sum of the aggregate Term Loan Exposure of all Lenders; provided, that (i) the Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

Schedule 1.1 – Page 41

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Loan” has the meaning specified therefor in Section 2.2 of the Agreement.

“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Term Loan Exposure” means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender’s Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

“Term Loan Lender” means a Lender that has a Term Loan Commitment or that has a portion of the Term Loan.

“Term Priority Collateral” means “Term Priority Collateral” as defined in the Intercreditor Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Triggering Event” means, as of any date of determination, that (a) an Event of Default has occurred as of such date, or (b) Excess Availability is less than the greater of (i) 12.5% of the Maximum Revolver Amount as of such date and (ii) $9,375,000.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wholly-owned Subsidiary” means a Subsidiary of Parent of which all of the issued and outstanding Equity Interests (other than directors’ qualifying shares as required by law) are owned by Parent and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Schedule 1.1 – Page 42

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) The Closing Date shall occur on or before June 28, 2016;

(b) Agent shall have received a letter duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c) Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(d) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i) the Fee Letter,

(ii) the Flow of Funds Agreement,

(iii) the Security Agreement,

(iv) the Side Letter,

(v) the Patent Security Agreement,

(vi) the Trademark Security Agreement,

(vii) the Intercompany Subordination Agreement,

(viii) the Intercreditor Agreement, and

(ix) a Perfection Certificate;

(e) Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(f) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing

Schedule 3.1 – Page 1

Documents shall be (i) certified by the Secretary of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;

(g) Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h) Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i) Agent shall have received certificates of insurance as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(j) [Intentionally omitted];

(k) Agent shall have received an opinion of (i) Paul Hastings LLP, the Loan Parties’ counsel and (ii) Briggs and Morgan, P.A., the Loan Parties’ Minnesota counsel, each, in form and substance satisfactory to Agent;

(l) Borrowers shall have Liquidity and cash on hand of at least $25,000,000 after giving effect to the initial extensions of credit under the Agreement, and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under the Agreement or the other Loan Documents;

(m) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Parent’s and its Subsidiaries’ books and records and verification of Borrowers’ representations and warranties to Lender Group, (ii) an inspection of each of the locations where Parent’s and its Subsidiaries’ Inventory is located, and (iii) a review of Parent’s and its Subsidiaries’ material agreements, in each case, the results of which shall be satisfactory to Agent;

(n) Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to Agent;

(o) Agent shall have received an appraisal of the Net Liquidation Percentage applicable to Parent’s and its Subsidiaries’ Inventory, the results of which shall be satisfactory to Agent;

(p) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

Schedule 3.1 – Page 2

(q) Parent and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Parent or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(r) The EBITDA of Parent and its Subsidiaries for the twelve months ended immediately before the Closing Date shall be at least $5,000,000;

(s) Agent shall have received the ABL Credit Agreement, in form and substance satisfactory to Agent, executed by all parties thereto, and copies of the ABL Loan Documents, certified as true and correct copies thereof by an officer of Parent, together with a certificate of an officer of Parent stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreement;

(t) The representations and warranties of Loan Parties contained in the Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(u) No Default or Event of Default shall have occurred and be continuing on the date of the Closing Date, nor shall either result after giving effect to the Closing Date; and

(v) All other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.1 – Page 3

Schedule 3.6

1.	Agent shall have received insurance endorsements, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent, within 10 Business Days after the Closing Date.

2.	Agent shall have received evidence of the termination of the deposit account control agreement in favor of the ABL Agent over the account of Professional Power Products, Inc. at First National Bank and Trust Company, within 10 Business Days after the Closing Date.

3.	Agent shall have received Collateral Access Agreements with respect to the following locations: 32505 Industrial Drive, Madison Heights, Michigan; 448 W. Madison Street, Darrien, Wisconsin; 414 West Main Street, Lansdale, Pennsylvania; 4120 Capital Circle, Janesville, Wisconsin; 1000 Greenleaf, Elk Grove Village, Illinois; 921 East 66th Street, Lubbock, Texas; 201 Mittel Wood Dale, Wood Dale, Illinois; 101 Mittel Wood Dale, Wood Dale, Illinois; 1465 Hamilton Parkway, Itasca, Illinois; 6650 Highland, Waterford Michigan; 2121 South Oneida Street, Green Bay, Wisconsin; and 150 Hawkins Avenue, Parsippany, New Jersey, within 45 days after the Closing Date.

4.	Agent shall have received evidence, in form and substance satisfactory to Agent, that the trademark filing for Bi-Phase Technologies, LLC, has been corrected with the United States Patent and Trademark Office to reflect that Bi-Phase Technologies is a Minnesota limited liability company, within 120 days after the Closing Date; provided, however, that such correction shall not be required if Agent is satisfied, in its Permitted Discretion, that such correction has not been made after the Loan Parties have used commercially reasonable efforts to make the same.

5.	Agent shall have received a stock certificate, in form and substance satisfactory to Agent (including, without limitation, with respect to the absence of any restrictive legend or any other requirement to deliver an opinion of counsel or obtain the consent of the applicable company or its counsel regarding registration under applicable securities laws in connection with any pledge or transfer of such stock certificate), for each Pledged Company (as defined in the Security Agreement) whose Equity Interest is evidenced by a stock certificate (other than the Parent) within 5 Business Days after the Closing Date.

Schedule 3.6 – Page 1

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies to each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month during each of Parent’s fiscal years,

(a) an unaudited consolidated balance sheet, income statement, statement of cash flow, covering Parent’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable, and

(c) a report of sales and gross margin results during such period for the Parent and its Subsidiaries on a consolidated basis.

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Parent’s fiscal years,

(d) an unaudited consolidated balance sheet, income statement, statement of cash flow, covering Parent’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, and

(e) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable, and

(f) a Narrative Report.

Schedule 5.1 – Page 1

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,

(g) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management),

(h) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable,

(i) a Narrative Report, and

(j) an officer’s certificate of the chief financial officer of Parent (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to Section 5.1 and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Loan Documents for a period of not less than eighteen (18) months after the date of such officer’s certificate (except as noted therein with respect to any continuation statements to be filed within such period).

as soon as available, but in any event within 30 days after the start of each of Parent’s fiscal years,

(k) copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, quarter by quarter, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Parent during the period covered thereby, and

(l) a report in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by Parent and its Subsidiaries and all material insurance coverage planned to be maintained by Parent and its Subsidiaries in such fiscal year.

Schedule 5.1 – Page 2

promptly after the delivery or receipt thereof	(m) (i) copies of any amendments, waivers, consents or other modifications to the ABL Credit Agreement, any other ABL Loan Document or the Notes Indenture Agreement and (ii) copies of any material notices or reports delivered or received in connection with the ABL Credit Agreement, any other ABL Loan Document or the Notes Indenture Agreement (including borrowing base certificates and all accounts receivable agings, accounts payable agings and all Inventory reports).

promptly, but in any event within 5 days after Parent or any of its Subsidiaries has knowledge of any event or condition that constitutes a Default or an Event of Default,	(n) notice of such event or condition and a statement of the curative action that such Person proposes to take with respect thereto.

promptly after the occurrence thereof	(o) if, as a result of any change in accounting principles and policies from those used in the preparation of the historical financial statements, the consolidated financial statements of Parent and its Subsidiaries delivered pursuant to Section 5.1 of the Agreement will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Agent.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,	(p) notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

promptly after the receipt thereof	(q) copies of all environmental audits and reports with respect to any environmental matter which has resulted in or is reasonably likely to result in a material Environmental Action asserted against Parent or any of its Subsidiaries or in any material Environmental Liabilities of Parent or any of its Subsidiaries.

upon the request of Agent,	(r) any other information reasonably requested relating to the financial condition of Parent or any of its Subsidiaries.

Schedule 5.1 – Page 3

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 15th day of each month) (Weekly during an Increased Reporting Period).

“Increased Reporting Period” shall mean a period commencing on a Trigger Event and ending on the first date on which the Availability Conditions are met.

(a) an executed Borrowing Base Certificate, provided, that during any Increased Reporting Period, the Inventory reported on each weekly Borrowing Base Certificate shall be the Inventory as of the prior month end, and

(b) an Account roll-forward, in a format acceptable to Agent in its discretion, with supporting details supplied from sales journals, collection journals, credit registers and any other records, tied to the beginning and ending account receivable balances of each Borrower’s general ledger (with Account categories that are not eligible for the Borrowing Base calculated monthly at all times, including during an Increased Reporting Period).

Schedule 5.2 – Page 1

Monthly (no later than the 15th day of each month)

(c) a detailed aging, by total, of each Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(d) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(e) a detailed Inventory system/perpetual report specifying the cost and the wholesale market value of Parent’s and its Subsidiaries’ Inventory, by category, with additional detail showing additions thereto and deletions therefrom, together with a reconciliation to each Borrower’s general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(f) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base (calculated monthly at all times, including during an Increased Reporting Period), if Borrowers have not implemented electronic reporting,

(g) a summary aging, by vendor, of Parent’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(h) a detailed report regarding each Borrower’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and

(i) notice of all claims, offsets or disputes asserted by Account Debtors with respect to Parent’s and its Subsidiaries’ Accounts.

Monthly (no later than the 30th day of each month)	(j) a reconciliation of Accounts, trade accounts payable, and Inventory of each Borrower’s general ledger accounts to its monthly financial statements including any book reserves related to each category.

Upon reasonable request by Agent

(k) a report regarding Parent’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes,

(l) a Perfection Certificate or a supplement to the Perfection Certificate,

(m) a detailed list of Parent’s and its Subsidiaries’ customers, with address and contact information,

(n) copies of purchase orders and invoices for Inventory and Equipment acquired by each Borrower or its Subsidiaries,

(o) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding

Schedule 5.2 – Page 2

supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time, and

(p) such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request.

Schedule 5.2 – Page 3